Exhibit 23.4

August 28, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 25049

Dear Sirs/Mesdames:

We hereby consent to the summarization of our reports dated November 30, 2001 and January 3, 2002 in relation to 5 Fairfield Drive, 6 Fairfield Drive, 10 Fairfield Drive and 17 Secor Road, Brookfield, Connecticut 06804 in the Form 10-K of Photronics, Inc. for the year ended November 3, 2002 (as amended by Form 10-K/A dated June 25, 2003 and as further amended by Form 10-K/A dated August 13, 2003), which is incorporated by reference into this Registration Statement No. 333-105918 of Photronics, Inc. on Form S-3 (the “Registration Statement”) and the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Very truly yours,

KERIN COMMERCIAL REAL ESTATE, INC.

/S/    CHRISTOPHER K. KERIN

Christopher K. Kerin, MAI, CCIM